United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 6, 2005
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On September 1, 2005, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended July 29, 2005, and hosted a conference call to discuss the financial results for the quarter ended July 29, 2005. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated September 1, 2005 announcing financial results for the quarter ended July 29, 2005
99.2	Transcript of conference call held on September 1, 2005

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2005

Applied Signal Technology, Inc. (Registrant)
By:	/s/ Gary L. Yancey Gary L. Yancey, Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated September 1, 2005 announcing financial results for the quarter ended July 29, 2005
99.2	Transcript of conference call held on September 1, 2005

Exhibit 99.1
Press Release issued by Applied Signal Technology, Inc. on September 1, 2005

Press Release

For Immediate Release
Contact:
James Doyle
Chief Financial Officer
or
Alice Delgado
Investor Relations
(408) 749-1888

APPLIED SIGNAL TECHNOLOGY, INC.
ANNOUNCES THIRD QUARTER OPERATING RESULTS

Sunnyvale, CA. September 1, 2005 – Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the third quarter of fiscal year 2005 ended July 29, 2005.

Operating Results

Revenues for the third quarter of fiscal year 2005 were $36,283,000 compared with revenues of $38,275,000 for the third quarter of fiscal year 2004. Revenues for the first nine months of fiscal year 2005 were $98,446,000 compared to revenues of $103,380,000 for the first nine months of fiscal year 2004. Revenues declined for the third quarter and the first nine months of fiscal year 2005 compared to the same periods in fiscal year 2004 due to fewer product sales.

Operating income for the third quarter of fiscal year 2005 was $2,752,000 compared with operating income of $5,602,000 for the third quarter of fiscal year 2004. Operating income for the first nine months of fiscal year 2005 was $9,751,000 compared with operating income of $13,490,000 for the first nine months of fiscal year 2004. The decrease in operating income is due primarily to a decline in program profitability during the third quarter and first nine months of fiscal 2005 compared to the same period of fiscal 2004.

Net income for the third quarter of fiscal year 2005 was $1,784,000 or $0.15 per diluted share compared to net income for the third quarter of fiscal year 2004 of $3,459,000 or $0.29 per diluted share. Net income for the first nine months of fiscal year 2005 was $6,138,000 or $0.52 per diluted share compared to net income of $9,552,000 or $0.83 per diluted share for the first nine months of fiscal year 2004. The decline in net income during the first nine months of fiscal 2005 when compared to the same period of fiscal 2004 is due, in part, to a decline in program profitability, and in part, to a significantly higher tax rate in fiscal year 2005. Our effective tax rate through the first nine months of fiscal year 2005 is 41% compared to 31% for the same period of fiscal year 2004.

New orders received during the third quarter of fiscal year 2005 were $22,672,000 compared to new orders received during the third quarter of fiscal year 2004 of $35,417,000. We believe the decline in new orders is due to the typical fluctuations experienced in the U.S. Government procurement process. Order levels for the first nine months of fiscal year 2005 were $55,082,000 compared to order levels of $128,602,000 for the same period of fiscal year 2004. The level of new orders for the first nine months of fiscal year 2004 were significantly higher than the same period in fiscal year 2005 primarily as a result of a major modification resulting in an increase to our largest contract of approximately $48,524,000 received during the first quarter of fiscal year 2004.

Mr. Gary Yancey, President and Chief Executive Officer of Applied Signal Technology, Inc. commented, “We have been concentrating on the highly successful integration of our new Sensor Signal Processing Group. This group was formed as a result of the acquisition of Dynamics Technology, Inc. on July 1, 2005 and has a core competency in signal processing of phenomenological sensors. This processing provides solutions for intelligence, surveillance and reconnaissance that augment our Signal Intelligence solutions such that we are now a more complete provider of solutions in support of global security. The new APSG is now a much more valued resource to the U.S. Government in the war against terrorism.”

Mr. Yancey concluded his remarks, “I am very encouraged that we received a new contract award of approximately $5 million in our Sensor Signal Processing Group. This contract is with a U.S. Government organization that is new to APSG and is one that will likely invest to take the technology into fielded solutions. We are also increasing our research and development investments in some of the other areas of phenomenological processing that we believe have marketplace opportunities. I believe these investments will result in returns that can be very supportive of our growth in the future.”

Attached to this news release are unaudited condensed statements of operations and balance sheets.

The Company will host a conference call on Thursday, September 1, 2005 to discuss third quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on September 1, 2005 at 5:00 p.m. Eastern (2:00 p.m. Pacific). There is no pass code required. This call is being web cast by Vcall and can be accessed at Applied Signal Technology, Inc.’s website at www.appsig.com. Investors can also access the web cast at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology’s products and services visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements discussed in this release include statements as to our expected benefits of the acquisition, including the expansion of products and services offered by the combined company; the ability to cause solutions to become fielded solutions; benefits that may be obtained from a strategy of diversification of our core business and generate expected revenues from new defense electronics business areas; continued strong demand from our U.S. Government customers and the future spending by the U.S. Government on intelligence gathering; and the Company’s ability to hire qualified personnel and such personnel’s ability to obtain security clearances. The risks and uncertainties associated with these statements include the risks that the acquisition will be successful and achieve the expected benefits; the success of our strategic plan, including our plans to diversify; whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether the Company will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by the Company will be profitable and whether any such contracts might be terminated prior to completion; the possibility that product sales could be declining; whether the Company will be able to hire additional qualified staff as needed; the ability to successfully enter new marketplaces; and other risks detailed from time to time in the Company’s SEC reports including its latest Form 10-K filed for the fiscal year ended October 31, 2004. The Company assumes no obligation to update the information provided in this news release.

APPLIED SIGNAL TECHNOLOGY
CONDENSED BALANCE SHEETS
(in thousands)

ASSETS
	July 29, 2005 (unaudited)	October 31, 2004
Current assets:
Cash and cash equivalents	$11,642	$11,227
Short term investments	18,280	32,615
Accounts receivable	33,916	43,768
Inventory	12,236	5,392
Other current assets	6,393	4,340
	-----------	-----------
Total current assets	82,467	97,342

Property and equipment, at cost	67,044	63,105
Accumulated depreciation and amortization	(52,878)	(50,682)
	-----------	-----------
Net property and equipment	14,166	12,423

Goodwill	19,840	—

Intangible assets	2,270	—
Less accumulated amortization	(66)	—
	-----------	-----------
Intangible assets, net	2,204	—

Long-Term Deferred Tax Asset, net	6,062	1,391

Other assets	376	296
	-----------	-----------
Total assets	$125,115	$111,452
	======	======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$15,780	$18,319
Notes payable	1,429	—
Income taxes payable	197	29
Other accrued liabilities	2,487	2,335
	-----------	-----------
Total current liabilities	19,893	20,683

Long-Term Liabilities:
Long-Term notes payable	8,571	—
Other Long-Term liabilities	1,676	1,403
	-----------	-----------
Total Long-Term liabilities	$10,247	$1,403

Shareholders' equity	94,975	89,366
	-----------	-----------
Total liabilities and shareholders' equity	$125,115	$111,452
	======	======

APPLIED SIGNAL TECHNOLOGY
CONDENSED STATEMENTS OF INCOME
FOR THE PERIODS ENDING JULY 29, 2005 AND JULY 30, 2004
(unaudited)
(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	July, 29 2005	July, 30 2004	July, 29 2005	July, 30 2004
Revenues from contracts	$36,283	$38,275	$98,446	$103,380
Operating expenses:
Contract costs	24,941	24,629	65,426	67,075
Research and development	3,295	4,413	9,611	9,969
General and administrative	5,295	3,631	13,658	12,846
	---------	---------	---------	---------
Total operating expenses	33,531	32,673	88,695	89,890

Operating income	2,752	5,602	9,751	13,490
Interest income/(expense), net	248	121	628	399
	---------	---------	---------	---------
Income before provision for income taxes	3,000	5,723	10,379	13,889
Provision for income taxes	1,216	2,264	4,241	4,337
	---------	---------	---------	---------
Net income	$1,784	$3,459	$6,138	$9,552
	=====	=====	=====	=====

Net income per share - basic	$0.16	$0.31	$0.54	$0.87
Average shares - basic	11,434	11,120	11,364	10,988

Net income per share - diluted	$0.15	$0.29	$0.52	$0.83
Average shares - diluted	11,699	11,734	11,734	11,578

Exhibit 99.2
Transcript of conference call held on September 1, 2005

Applied Signal Technology, Inc.
Q3 2005 Earnings Conference Call
September 1, 2005
5:00 p.m. EST

Operator:

Good evening, ladies and gentlemen, and welcome to the Applied Signal Technology third quarter 2005 earnings conference call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation.

If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Gary Yancey, President and Chief Executive officer for Applied Signal Technology, Incorporated. Thank you, Mr. Yancey, you may begin.

Gary Yancey – Applied Signal – President CEO:

Thank you, Jan, and I too would like to welcome everybody to our third quarter financial results conference call. As our normally format, I will turn it over first to Jim Doyle, our Chief Financial Officer, to recap the third quarter and year-to-date results, and then we can turn it over to questions. So with that, I’ll turn it over to Jim.

James Doyle – Applied Signal – CFO:

Thanks, Gary. Good afternoon, everyone. I’d like to provide a brief overview of our financial results, but before I do that, let me start with our Safe Harbor statement. Our presentation today may contain forward-looking statements which reflect the company’s current judgment on future events. Because these statements deal with future events, they’re subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which would cause actual differ materially are contained in the company’s recent 10-Qs and 10-K. We’re very pleased with the integration of our new sensor signal processing group. This group was formed on July 1st, 2005 as a result of the Dynamics Technology acquisition. And it fits with our strategic plans and offers us diversification into other areas of defense electronics.

We believe that this diversification provides better stability for our company, and the opportunity for additional growth.

Let me turn your attention to the third quarter results. Revenues for the third quarter of fiscal 2005 were approximately 36.3 million, compared to revenues of approximately 38.3 million during the third quarter of 2004. Earnings for the first nine months of fiscal 2005 were approximately 98.5 million, compared to 103.4 million during the same period of fiscal 2004.

Our revenues include one month of revenue from our newly formed signal processing group. Revenues declined for Q3 and year-to-date due to fewer product sales.

Operating income as a percentage of revenues for the third quarter in the first nine months of fiscal 2005 was 7.6% and 9.9% respectively.

Operating income is lower compared to our long-term business model of 10 to 13% due in part to the profit reserve taken of approximately $750,000 associated with the unfavorable indirect rate variance.

The company booked approximately 22.7 million in new orders during the third quarter of fiscal 2005, compared to about 35.4 million in Q3 2004. We believe the decline in new orders is due to the typical fluctuations experienced with the U.S. Government procurement process. Orders through the first nine months of fiscal 2005 were about 55.1 million, compared to 128.6 million during the first nine months of ’04.

The significant change in new orders is due to the fact that during the first quarter of fiscal 2004 we received a major modification resulting in an increase to our largest contract of approximately 48 and a half million.

Even though revenue generation decreased during the third quarter of fiscal 2005 compared to 2004, we continue to believe there is significant interest in intelligence by U.S. Government to respond to the threat of terrorist activities and the war against terrorism. We also believe that our company is well-positioned to benefit from the anticipated spending.

I’d like to conclude with a brief review of the balance sheet. Cash and short-term investments declined approximately $14 million, compared to the same balances at October 31st, 2004, for a combined balance of approximately 30 million. The decrease was due to the fact that we used 20 million of this combined balance to pay for the acquisition of Dynamics Technology.

Accounts receivable totals are about 34 million, included in A/R are billed receivables of about 19.5 million, and unbilled receivables of about 14.5 million.

The inventory balance during the third quarter was about 6.8 million higher in compared to the inventory balance at October 31st, 2004. The primary reason for this growth was due to an unfavorable indirect rate variance of approximately 5.3 million.

As a reminder, we record contract revenues and costs of operations for interim reporting purposes based on our annual targeted indirect rates.

During the interim reporting periods, variance may accumulate between actual indirect rates and the annual targeted indirect rates. Indirect rate variance that develops is recorded in inventory as part of our work in process. Unfavorable variances increase work in process inventory while favorable variance decrease work in process inventory.

Good will and intangible assets were created as a result of the DTI acquisition. The long term tax asset that’s shown on the balance sheet was created as a result of the compensation expense that was generated from the acceleration of the vesting of DTI stock options.

As for liabilities, we assumed a 7-year $10 million term loan in connection with the DTI acquisition. Approximately 1.4 million of that loan is due within the next 12 months, and the remaining 8.6 million due over the remaining six years of the -- remaining six years.

We satisfied the financial conditions of the loan as of the end of third quarter. We continue to pay a 50-cent-per-share dividend, we paid approximately $1.4 million in dividends during the third quarter of fiscal ’05.

So that’s it for my overview of the financials, and I’ll turn it back over to Gary, and then we’ll open it up for questions.

Gary Yancey – Applied Signal – President CEO:

Yeah, and thank you, Jim. Just to reiterate what Jim was saying, we are seeing a continued and perhaps even an increased emphasis from our U.S. government customers on the need for all forms of intelligence. And this actually is going beyond just signal intelligence, they are now, coining a phrase, called signature collection, which really co aligns with our new sensor processing groups abilities. So we believe that we end up offering quite a complete solution to the U.S. Government for intelligence to support global security. I think this puts us in a good position for continued growth. We’re also seeing a fair amount of proposal activity right now for the year end orders of fiscal 2005, and we’re starting to have discussions with some of our larger traditional customers about their 2006 requirements, and it’s starting to get discussions going that would put budgets in place for their 2006 initiatives.

So we see no reduction in the emphasis placed on intelligence, and believe that we are definitely a major resource for the U.S. Government in the counterterrorism campaign. So with those few comments, then, I will go ahead and turn this over to you for questions.

Operator:

Thank you. Ladies and gentlemen, we will now begin opening the question and answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two to remove your question from the queue.

If you are using a speaker phone you may have to pick up the handset before pressing star keys. One moment, please, while we poll for questions.

Our first question comes from Mr. Steve Levenson of Ryan Beck. Mr. Levenson, please state your question.

<Q>: Thank you. Good afternoon, Jim and Gary

<A>: Hi, Steve.

<Q>: A couple things. Were there any one-time charges or one-time expenses in G&A which looked a lot higher this quarter related to the acquisition?

<A>: No, no one-time expenses, Steve, no. Nothing in particular. Some of that higher G&A cost is some reserve that we took to -- against this indirect rate variance. But no, nothing -- one-time charge in this there for the acquisition.

<Q>: Can you tell us how much that one-time -- I’m sorry, that reserve was?

<A>: Yeah, the total reserve was $750,000, and the amount that was in G&A was approximately 270,000.

<Q>: And the rest was on the direct costs?

<A>: Yeah, then the rest was it -- well, there’s about 278K in contract costs and about 200K in R&D.

<Q>: Okay, and can you explain, you said there was some expense related to DTI vesting?

<A>: Oh, yeah. What happened was there was the acceleration of stock options that DTI had granted to their employees, and so they accelerated the vesting of those options upon the change of control. And what that did was created a significant compensation expense, and as a result of that, we picked up a lot of good tax things out of that. We got -- it created a loss in DTI. DTI was -- had been profitable in its history, their operating income for the year, ’05, was about 9, almost 10 percent of revenue, but there was this compensation expense that was created that was a one-time issue as a result of the acquisition. And so we get a lot of favorable tax treatment because of that, the loss that was generated. So we get a two-year look-back on our income taxes, which creates approximately 1.2 million income tax receivable.

And then we get the carry-forward on that -- as a result of those NOLs, and so it creates this deferred tax asset that we’ll be able to utilize going forward.

<Q>: Okay, but that hits your balance sheet, not the P&L.

<A>: That’s correct. That’s correct.

<Q>: Okay.

<A>: DTI’s income statement, but it hit, through purchase accounting, it hits our balance sheet. DTI’s fiscal year had ended the end of June.

<Q>: Okay, thank you. Were there any contracts that you won, but were not signed or definitive documentation was not provided so that they didn’t go into backlog?

<A>: We still have the one that we announced some time earlier, which, you know, had originally been referred to as Focus that we won, and is still not definitized, and therefore has not gone into the backlog. That is being funded such that it is generating revenue at the same level that it would be had it been definitized, and therefore signed. And so the difference is, when you look at the backlog, you know, you just don’t get to see the effect of the entire contract amount.

<Q>: So is that still about $30 million, or is it even a little bit higher now?

<A>: Yeah, 30, maybe a little bit north of 30. We’re in negotiations on that as we speak, and so we’ll see where we settle out on that.

<Q>: Okay, thanks. And the last item is there’s been a lot of noise about -- your real common sensor because of the change of aircraft, and that the contract might be bid, or at the very least delivery delayed, and as a result there might be something going on with Guardrail.

<A>: Right.

<Q>: Can you give us a little insight into what you might be doing there?

<A>: Probably no more -- well, we’re doing nothing more than we would have been. Again, remember that pretty much our play in any of these airborne programs will be dependent on a successful completion of our Army airborne program that we’re currently working on, and that’s due to be completed and the first aircraft delivered for operation, put into operation, early part of next summer. And as flight tests show, the performance as we get closer to finishing the first deliverable there, I think we’re in a better position for potentially back-fitting programs such as Guardrail, maybe even ARL, to a greater extent than currently. As well as some of the other current airborne platforms.

Because as you saw in the press release, everybody has seen, that they are looking at a bunch of options. I was just in with the Army procurement executive officer of IEWS, who is responsible for that program, last Friday, and he was assuring me that everything we’re reading in the press is correct, that nothing is off the table, is the way he said it, that they’re looking at all options to decide what makes the most sense. And a very logical option would be to back-fit some of the current programs.

<Q>: Thanks very much.

<A>: Thank you, Steve.

Operator:

Thank you. Our next question comes from Mr. David Grennels of Thomas Weisel Partners. Mr.  Grennels, please state your question.

<Q>: Thanks. In the course of the operating origin, you took a 200 base point hit from the unfavorable rate variance. But even accounting for that, you know, your margin was still below your target. You know, is there anything else one-time in there, you know, in charges on program execution or anything like that?

<A>: No, David, we did have a greater percentage of our revenue was generated from cost reimbursable contracts than fixed price contracts, but we have had fewer products out lately, so some of this is just -- once you compensate for that 750,000, some of it is just the nature of the programs going through at the time. They are -- they don’t have the same type of program profitability that we had. Especially last year, or what we would like to see on our normal going-forward basis. But there’s no significant program problems, I guess what I’m trying to say.

<Q>: Is the -- you know, is this a new run rate? You know, your target is 10 percent, can you still get there for the year?

<A>: We still feel that a 10 to 13 percent operating margin is a very good number, and achievable. And it does swing -- it will swing quarter to quarter some depending on G&A, some marketing and sales related expenses when bid and proposal activity is higher, that will swing the margin some, because we need to divert some resources to the proposal activity. And then depending on the different programs that come through, it can swing it.

The one particular program that I referred to in answer to Steve’s question focused -- since that’s a nondefinitized contract we do not recognize any fee on that contract until we definitize it, so we have a few million of revenue right now carried at zero fee. So that’s also making it -- I’ll say somewhat artificially low, but that’s the company’s policy is to not record any fee until we have definitized the contract.

<Q>: And when do you hope to have that definitized?

<A>: Three months ago. It sure would be nice if it’s still this year. As I mentioned, we’re in negotiations as we speak, and there’s real pressure to have it negotiated within days. However, it’s only -- it’s negotiated -- there still can be a long definitization period which I will try to get our prime contractor to help us with, so that we can try to still get it definitized in the last quarter of this year. Remember that -- well, once it’s negotiated, I guess I’ll have to look at Jim, I don’t know if we start recording fee before it’s -- I guess actually not until it’s definitized.

<A>: No. That’s right.

<A>: So there’s lots of reason for us to try to get it definitized once it’s negotiated, and we’ll be pushing pretty hard on our prime contractor to get that to happen.

Experience -- one other large contract, a year ago, was that the prime contractor wanted to take quite a bit of time, and so with this prime contractor we will try to get some favors, and try to get it definitized quicker.

<Q>: Does the Focus situation have any impact on that unfavorable rate variance?

<A>: Well, through the third quarter, no, other than if we could have started to generate more revenue faster, it would have helped lower that indirect rate variance.

<A>: Yeah, the fact that it was probably four months -- awarded four months later than the government had planned, obviously impacted our revenue generation some, and therefore, the rate variance.

<Q>: I think that rate variance was 2.6 million a quarter, though. So it looks like, you know, with the charge -- a big jump up to 5.3 million, does that imply a risk of further charges?

<A>: No, David, I think -- I think at the end of the third quarter it was more like 4 million, it was the indirect rate variance. And that 5.2 -- it’s now about 5.3. We think that with the revenues to be generated here through the remainder of the year and product orders that are coming through that we’ll be able to absorb all the variance except for about that 750K.

<Q>: Then last one, on the hiring status, now, how many new hires did you have in the quarter?

<A>: Net new hires, during the quarter, we had -- we added approximately 106 employees from DTI, and then independent of the DTI acquisition, was about 24 employees during the quarter. And we’re continuing to hire.

<Q>: Previously, you talked about a goal of 80 hires in the second half. Is that still the goal, or do you have a new target?

<A>: It’s probably in that same range. I think --

<A>: For the second half, yeah.

<A>: Yeah, and we’re pretty well on track, I think, to meet our requirements. We really look at the fact that we, you know, hired roughly 130 people in that all of the -- all of the staff is generating the revenue, and as a matter of fact, we’ve actually employed a few of the staff in our new sensor signal processing group that resulted from the acquisition. We’ve employed them on the Focus program. So it is mostly -- most correct to look at the entire staff growth.

<Q>: If I understand, then, you’re saying that the plan for the October quarter is to hire 50 or 60 new people?

<A>: No, that not said, you said the second half of the year.

<A>: Yeah.

<A>: And the second half of the year started 1 May, and so we’re saying in that second half of the year is, you know, probably on the order of about 80 people.

We’re pretty well on track with our hiring rate right now to meet our requirements for the remainder of the year. And that doesn’t stop at the end of the year, because we still are building backlog and will be building a lot more backlog in the fourth quarter. So the hiring won’t slow down, but we’re back -- we’ve kind of come out of the area where we got caught up short a little bit by the delay in the program, and all, and so we’re back pretty well on track with our hiring.

<Q>: Thank you.

<A>: Uh-huh.

Operator:

Thank you. Our next question comes from Mr. Jeff Spearner of MS Capital management. Thank you, sir, please state your question.

<Q>: Good afternoon, Gary, Jim.

<A>: Hi, Jeff.

<Q>: I was wondering, you know, gentlemen you stated in the past that proposal activity was strong moving through Q3 of ’05. And I was just wondering, obviously things are lumpy, government funding tends to get pushed out from time to time. I was wondering if this was still the case into Q4 ’05 and into fiscal year ’06. And along those lines, as well, it’s been stated that the company is on the edge of several new programs. Could we possibly see an acceleration of new orders in Q4 ’05 due to some of these new programs being awarded?

<A>: The answer to the first of many questions is that our proposal activity has been strong, for probably the last two quarters, it’s remaining quite strong, and we’re coming close to the end of the government fiscal year. So a lot of that proposal activity will be turning into orders. So yes, the fourth quarter will be a strong order quarter, if you like, which is typical for the company, because we’re one month separated from the government fiscal year.

You asked would that continue into ’06, that was what I was implying earlier. Again, these are just discussions, now, but as we talk with some of our major customers, we see no -- I guess I’ll say change in budget allocations that are anticipated into ’06, and we still see the continued emphasis in our marketplace.

<Q>: Okay. And just another question, just trying to look at one particular program in terms of the IED solutions the company has been working on with EDO, and how those are progressing, and when might a new award or something be awarded to the company in regards to that work.

<A>: That one is more questionable, in my mind, as to when. There’s -- as I think anybody knows -- everybody knows, probably, that there’s a fair amount of investment being put into any form of IED detection, or rendering, that can come forward. It’s obviously a critical problem for our people overseas. And so a lot of money is being invested. The particular solution that we’ve been working on with EDO, we’re still in talks with some different military groups, none of them have come forward with orders yet, of course, and some of these groups are new to our company, so it’s much harder for me to give you even a good warm feeling as to when some activity would happen in that area.

<Q>: Jim, just two quick housekeeping items. If you could discuss possibly if you have any insight at this time into possible tax rates for fiscal year ’06. And then also, if you could discuss just in terms of any discussions with the board, and what those discussions have rendered in terms of the implementation of stock-based compensation expense.

<A>: Sure. As far as tax rates, we anticipate 40 percent tax rate going forward. And that’s in the range. It’s been 41% for ’05, we still think that’s the case for ’05, and we think it will be right around that 40, 41% for ’06.

As far as how we’re going to treat stock-based compensation, what we plan on doing is adopting FAS 123R on a prospective basis, and then utilizing the Black Shoals model to calculate what that expense will be. So that’s as far as we’ve gone on making decisions on how to handle stock-based compensation.

<Q>: All right, thank you, gentlemen.

<A>: Thank you.

Operator:

Thank you. Our next question comes from Mr. James Mc Ilree of Unterberg Talbin. Sir, please state your question.

<Q>: I’m Christine Bay for Jim McIlree.

<A>: Hi, Christine.

<Q>: Hi. My first question is related to the that meter contract that you received the stop work order on last year.

<A>: Uh-huh

<Q>: I believe you previously stated that the contract was due to go into initial operational capability in September, or this month. Is that still the case?

<A>: The thought was the beginning of the calendar year ’06.

<A>: Calendar year ’06, yeah.

<Q>: And is that still on track?

<A>: Yes.

<A>: Yes.

<Q>: And then just glancing at the numbers, it seems like backlog at the end of the quarter was around 100 million?

<A>: No, it’s a little higher than that, Christine. The end of third quarter should be -- let’s see if I have it here. I think it’s around 100 -- about 113 million.

<Q>: I have in my notes that back in at the end of the December quarter, you believed that you could achieve maybe 50 to $100 million in net new orders in fiscal ’05. Do you still think that’s still the case with only a quarter left?

<A>: What was that, 50 to 100 million?

<Q>: Yes.

<A>: For all of ’05?

<Q>: On net new orders.

<A>: Wait, I’m sorry, Christine.

<A>: Yes, the answer would be yes, for all of ’05. And what’s our orders been to date?

<A>: Orders to date are about 55 million.

<A>: Right, yeah.

<Q>: Oh, I think I read that as 50 to 100 on top of what last year’s orders, all those were. But perhaps I read it wrong.

<A>: No, no, no.

<A>: No. We actually don’t give that type of projection, anyhow. But no, it wouldn’t have been 50 to 100 on top of last year’s orders.

<Q>: Okay, thanks a lot.

<A>: Or we would be having champagne right now.

<Q>: Thanks a lot, I don’t have any more questions.

<A>: Thanks, Christine.

Operator:

Thank you. Our next question comes from Mr. Phil Zucci of Zebra Fund. Please state your question.

<Q>: Yeah, hi. I believe last quarter you guys had mentioned that you thought in the second half you’d see a meaningful pickup in revenue. Is what didn’t happen this quarter going to be made up in the fourth quarter, or is this just going to be -- you guys going to be continuing off of a bit of a lower base at this point?

<A>: Well, we don’t give the exact projections. I don’t quite remember that we said we’re going to see a significant pickup in the second quarter of revenue. We would have been talking about orders, and of course, with the additional hiring, in that the staff is generating revenue, the revenue does pick up. Some of it is dependent on product orders coming in. Since we build some amounts of our products -- or sometimes it’s pieces of our products, to inventory, we can turn book to build pretty quickly on product orders. And yet product orders are also somewhat elusive in that in a lot of cases the government towards the end of the year will look at budgets and realize they have some additional moneys and order products that we knew nothing about.

And so we don’t always have the best visibility on that. So sometimes you’ll see a pickup in the fourth quarter right towards the end because of product orders that we can quickly turn to revenue because we had them in inventory. And we may have been talking about that phenomena, and that phenomena is still a possibility for this year. And, you know, we do have a number of proposals going in right now are for products but we -- you know, there can be a positive surprise, if you like, for some additional orders.

<A>: And our revenue during the third quarter, and through the first nine months, the reason for the decline is due to a lower product sales, if you compare those periods to 2004. Our engineering sales have increased independent of the DTI acquisition. So that just added additional sales on the engineering side.

So the big falloff really in revenue was due to fewer product sales, and as Gary said, there’s timing issues on that, when they come through, and how the government orders things. And it is hard to predict on that sometimes.

<Q>: Okay, thank you.

<A>: Thank you.

Operator:

Thank you. Our next question comes from Mr. John Lopez of OTA Asset Management. Mr. Lopez, please state your question.

<Q>: Hi, thank you. I actually had a series of them, but they’re very short. First one is the gross margin last quarter was about 35 and a half percent, a little more, and about 31.3 this quarter. Was all of that variance due to the 750 -- the portion of the $750,000 charge you took for the unfavorable rate variance?

<A>: No. No, it wasn’t. There was -- some of it was just the nature of the work that was going through, a lot of it was engineering work, which doesn’t have as high gross margins as our product sales do. So it was a combination of those things.

<Q>: Okay. And I know you don’t give forward guidance, but does that -- does your product mix shift away from that type of work in coming quarters, or is that -- is the mix going to be consistent in the next few quarters?

<A>: Well, as I said, we could have some surprises in the fourth quarter with product orders we’re unaware of, otherwise I would probably assume a similar mix as we saw in the third quarter of product and engineering orders. Just looking at the nature of our backlog right now, and even going into next year.

<Q>: Okay. The second question is of the backlog number that you cited, 113, do you break out what’s shippable in 90 days versus 180 days versus 365 days?

<A>: Probably four dollars is shippable in 90 days. These are longer term. Probably average length on our backlog anymore is --

<A>: Is 15 to 18 months.

<A>: About that, 15 months or so.

<Q>: Average length is 15 to 18, okay. Okay, the nonfavorable rate variance, I apologize if this is the wrong forum for the question, but -- and if it is we can certainly talk about it offline. Can you maybe explain the mechanics of how that moves from the balance sheet to the income statement? And you cited in particular the potential that if the volume is large enough in the Focus project that you could effectively eliminate all of those charges, if I understood your comment correctly.

<A>: Sure. Sure, let me -- okay, so how does it move from the income statement to the balance sheet. It starts out we use target indirect rates, and that’s how we book the costs associated with our revenue.

A variance develops, and in this case it’s an unfavorable variance, it was originally about $6 million, we took it down by the 3/4 of a million down to 5.3. You have to do something with that variance. So we put it on the balance sheet in inventory, we treated it as a current asset. The other place it could be put on the balance sheet is in an unbilled A/R. So that’s how -- that’s what happens to it from a high-level accounting perspective.

<Q>: Okay.

<A>: And then as far as the Phantom effort goes,

<Q>: Focus.

<A>: I’m sorry, the Focus effort goes, the way that that unfavorable variance improves is the more direct labor that we can generate, the more favorable rates become. And what’s happening -- what those rates are is it’s really made up of pool costs and base costs. And the pool costs are the overhead -- the indirect costs to do things, the base cost are the direct labor and the materials. And if you can get more direct labor going, it will lower the rate, and then lower the unfavorable variance.

So the more work that we can get charged direct to contract, the better as far as trying to absorb that indirect rate variance.

<A>: So really what the comment was, John, is had the award been in four months earlier, we would have generated more revenue against the actual direct labor and materials against contract.

<A>: Right.

<A>: And that then that would have absorbed some of the fixed -- a lot of the pool costs for the indirect costs are fixed, and we just can’t control those. And so that would have then absorbed those at our normal rate and we wouldn’t have had a variance or as much as a variance from our -- what we call our target rate.

<Q>: I understand. I think I understand. So again if we look to the fourth fiscal quarter, if you do in fact -- if you are in fact able to book that project, if it becomes a booking -- it’s not necessarily a revenue at that point, right?

<A>: No, it’s -- revenue is what drives the variance.

<A>: That’s right, not the booking.

<A>: Not the bookings.

<Q>: I understand. So I guess the thing I’m trying -- I’m driving at -- I apologize -- indirectly is under what set of circumstances can the operating margin move higher sequentially in your fiscal fourth quarter absent being able to recognize those revenues?

<A>: Well, the way operating margin can drive -- go higher in the fourth quarter is a bunch of product order.

<A>: Right.

<A>: And they usually run a better margin, and since we have them in inventory a lot of that can be converted into revenue with the appropriate operating margin. And if we can definitize that contract, as I mentioned earlier, we’ve been not recognizing any fee on the program, so we would also get an up-side at the time of definitization of collecting the fee we should have earned for the last four or five months that we’ve been working on the program.

<Q>: I understand. One last one, if I could. The hiring plan you have in place the 80 in the second half how would that flow through your operating expenses in the next few quarters? Where will the headcount fall, and what sort of increases would you suggest to us to expect for the next few quarters on those line items?

<A>: Well, the good news is we’re hiring for performance on contract. So the hiring generates -- ultimately generates revenue, and it generates that direct labor and material, raw material costs that we were talking about. So the hiring is to meet our commitments, our contractual commitments, from backlog; it’s to -- and so it generates -- you know, so it’s working on contract. It generates the revenue, generates operating income, closes the variance, it’s all positive.

<Q>: Okay, but is there not -- I imagine that you still have to run the headcount through either R&D or SG&A or -- am I thinking about that wrong?

<A>: You’re thinking about that wrong.

<Q>: Okay.

<A>: The headcount goes to contract costs and contract revenue.

<Q>: I understand. Okay, thanks so much.

<A>: Uh-huh.

Operator:

Thank you. Our next question is from Mr. Steve Levenson of Ryan Beck. Mr. Levenson, please state your question.

<A>: Just a follow-up question. On Focus, you have $5 million letter agreement. And I’m wondering if you burned through that, if you have another letter lined up?

<A>: Yeah, they don’t line up another letter, it’s a letter contract, and they just had a few in of 5 million, and I believe two more million just came in on that.

<A>: Yes, since the end of the quarter, Steve. At the end of the third quarter, we burned through a little over $3 million of revenue. And there’s no fee included on that revenue.

<Q>: Okay, and last item is on the bid and proposal work that you’re doing now, is that for competitively -- compete -- you know, competing contracts, or is this more like a sole source contract where you’re really just going over price negotiation and --

<A>: We have a fair amount of sole source in that. Probably if I was to look volume-wise, I would probably say 80 percent of what we’re bidding is sole source. We do have a fair size competitive one that we bid out of our Sensor Signal Processing Group, it would be a very nice win for us with a new customer that -- and it was impressive to me because it used the integrated new Applied Signal Technology to be able to respond to the request for proposal. Because this was taking some of this phenomenological sensing capability that is a highly theoretical technical signal processing capability, that we acquired when we acquired DTI, and needing to implement that in a fieldable way to ultimately go in on an unmanned aerial vehicle. So we combined the talents, if you like, or core competencies of different groups in the new Applied Signal to be able to respond to the bid. And so now the famous jury is out.

<Q>: And that would be a product on track?

<A>: It would still be an R&D contract now with the ultimate goal of a payload for -- a payload for a UAB.

<Q>: Thanks very much.

<A>: Thank you.

Operator:

Thank you. Our next question is with Mr. David Grennels of Thomas Weisel Partners. Thank you, you may state your question.

<Q>: Thanks. A couple housekeeping questions. We’ve been talking about the mix of fixed price and cost plus, but I don’t think you’ve actually given the numbers which you’ve done in the past. Do you have those?

<A>: Yes, I do. Excuse me, David. For the third quarter of ’05, fixed price -- fixed price revenues were about 14%, and then about 86% of our revenue was generated from cost type contract.

As far as year-to-date revenue, roughly 19% from fixed-price contracts and 81% from cost-type contracts. And then -- let’s see, as far as -- as far as orders, year-to-date FY ’05 roughly 19% of our orders are from fixed-price contracts. And then about 81% from engineering-type contracts.

<Q>: And how much revenue was contributed to by the DTI acquisition in the quarter?

<A>: In the quarter? About 1.9 million.

<Q>: And the operating cash flow in the quarter?

<A>: Operating cash flow, I have that number. Sorry. Cash flow from operations was 8.6 million.

<Q>: 8.6, and that was for the quarter or year-to-date?

<A>: That’s for the nine months, yeah. If I do the -- I can have it prepared real quick. At six months it was -- it was actually decline -- yeah, okay, at six months it was roughly 10.9, and at nine months it’s 8.6, so it was a decline there. Which tracks, because of all the transaction costs that we had.

<Q>: Okay, the transaction costs are an operating cash flow?

<A>: Acquisition, right?

<A>: I’m sorry, it was acquisition.

<Q>: (indiscernible) investment cash flows.

<A>: Yeah, I’m sorry, it was acquisition related.

<Q>: On the backlog 113 million, we’ve been waiting for a debooking here related to that stop work order. I guess that did not happen in the quarter?

<A>: Are you anxiously awaiting? That did not happen, David.

<Q>: Okay. And how much of that 13 million backlog came with DTI?

<A>: We -- when we acquired DTI, the backlog at the end of June was about 10 million from DTI, and then we booked a nice order -- one very nice order that Gary mentioned in the press release, and the backlog at the end of July from SSPG was about 16 million.

<A>: SSPG is Sensor Signal Processing Group.

<A>: Sensor Signal Processing Group, sorry, and that’s formerly DTI.

<Q>: Okay, and last one just on the options expense, it’s been running 30, 40 cents over the last year or two. How are you thinking about options at this point? Are we going to stay at this level next year? Do you need to keep it at this level to attract new hires? Is that a (indiscernible) indication or --

<A>: No we don’t really know yet, David, on that. That’s going to be a bit of the landscape of what we think the other companies are doing, and therefore what is the -- you know, the hiring competition for options. And so that part -- the board addressed mostly the prospectiveness, the model, and, you know, some of the idiosyncrasies with that, with regards to that.

<A>: Right, and we’re considering -- and they’re considering issues related to the ESPP plans and issues related to the stock option plans. There’s always the issue of accelerating the vesting of options. There are a variety of things that are being considered, and so they’re looking at all of that. So who knows where that will all fall out.

<A>: Well, we will know by next quarter.

<A>: Right.

<A>: We’re going to make our decisions, it’s just that we still had some things to be evaluating, and one of them of course that we won’t necessarily even know next quarter is where we’re going to be in terms of option grants in the future.

<A>: Right.

<Q>: Thank you.

<A>: Thank you.

Operator:

Our next question comes from Mr. Joy Megergee from State of Wisconsin Investments. Please state your question.

<Q>: Hi, good afternoon. In terms of the product sales, has there something changed in the environment that caused it to be large last year, and to decline this year?

<A>: This is -- yeah, the amount of orders changed.

<Q>: Right.

<A>: No, but this is not atypical in our marketplace, frankly, pretty much for the course of the life of the company. You’ll get times at which there will be an initiative, get a lot of products placed in certain sites around the world, and then as they get placed and they’re really trying to operate the new missions that they have the equipment in, more of our customers’ attention is turned toward -- you know, the concept of operations, and getting efficient operations going. And then as technology advances, say, commercial technology advances, and that puts new requirements on capabilities, then they may in turn come back and order more products.

You’ll also see an intertie between a large increase in backlog that has to do with research and development that will result in new products, and so sometimes there will be emphasis on the development of products. Once a few of those have been fielded, then you may see maybe a year later, maybe not even a year later, a larger increase in -- or an increase in the number of product orders.

So this thing can kind of wave all around. And there’s really not a lot that can be read into one year’s product orders being very high compared to the next.

<Q>: In terms of the backlog, when we look at Q4, is it your sense that the cost plus portion of it will be about the same level as we saw in Q3?

<A>: In that range.

<Q>: In that range, okay. Also in terms the absorption of the variance, is there a certain revenue level required that we can know of?

<A>: Yeah.

<Q>: That would --

<A>: Not that you’d know of, but there is a certain revenue level that we’re required --

<A>: Yes.

<Q>: But your pretty comfortable that you can fully achieve that, then.

<A>: Well, that we can absorb the remaining variance. Yes, that’s why we -- that’s our best estimate at this time, yes.

<Q>: Okay. In terms of actual employee turnover, has that remained constant?

<A>: Yeah, it’s been pretty constant. It’s probably about 6%. 6, 7% turnover rate. And I really don’t know how that compares to industry, but if -- you know, it’s -- I can tell you what it was like during the dot-com craze and it was about 28 percent, and we’re feeling a lot better about 6 percent right now.

<Q>: Okay, thank you.

Operator:

Thank you. Our next question comes from Mr. John Lopez of OTA Asset Management. Please state your question.

<Q>: Thanks, I’m sorry, I just had two quick follow-ups. You guys booked just about $21.3 million in the April quarter, if I remember right, and if we take the 6 million you just cited from DTI and track that from what you reported in bookings, is it right to think that your core bookings actually declined 5 million sequentially?

<A>: Yes.

<A>: That’s right, yes, they did.

<Q>: What drove that?

<A>: It’s just timing, John. You know, it can bounce around. What we -- the best trend -- and even that came -- if you looked over the history of the company, even this trend I’m about to say can be -- you can find times that it goes opposite. But that’s the thing about it is, is usually some 60 percent of our year’s bookings occur in our last half. But, you know, we’ve had some pretty big fourth quarters, so that’s -- you know, the part of the last half, sometimes you see it in the third quarter.

We had a very anomalous situation in 2004 and had a very large booking in the first quarter, and that’s very anomalous for us.

<Q>: Okay. The second question is just given the newness of the business, would you be willing to offer us a range for what you think DTI will contribute in revenues for the October quarter?

<A>: Probably not. I think for the quarter -- let’s see -- it might be -- 10 percent?

<Q>: The contribution this quarter was 1.9 million, did I hear that right?

<A>: Right, and to give you some --

<A>: Maybe that will run --

<A>: John, we’re running revenue last year of almost 21 million for FY ’05. To give you an idea.

<Q>: Okay, that’s helpful. And -- 21 million, okay. And the last question, just to get your opinion on it, there’s some debate about whether the -- the disaster in Louisiana is going to wind up diverting funds from different government projects to that. Do you guys a view on that as to whether that may wind up helping or hurting you in any way, for the fiscal year and government --

<A>: No, we have no view.

<Q>: All right. Thanks very much, I appreciate it.

<A>: Thank you.

Operator:

Mr. Yancey, there are no further questions at this time.

<A>: All right, well, they were very good questions, and we appreciate them, and we appreciate the fact there’s no more -- no, thank you very much for attending, and that will end the conference.

Operator:

Thank you, ladies and gentlemen, this concludes today’s teleconference, you may disconnect your lines at this time.